Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sierra Bancorp and subsidiary of our report dated March 9, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Sierra Bancorp and subsidiary, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission.

/s/ Eide Bailly LLP

San Ramon, California

June 12, 2023